SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 18th day of December, 2006 (this “Amendment”), is entered into among THOMAS & BETTS CORPORATION, a Tennessee corporation (the “Borrower”), the Lenders (as defined in the hereinafter defined Credit Agreement) party hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Bank and Issuing Bank (the “Administrative Agent”).

RECITALS

A. The Borrower, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of June 14, 2005 (as amended by the First Amendment dated as of August 12, 2005 and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B. The Borrower has requested an increase in the Revolving Loan Commitment under the Credit Agreement in an amount equal to $100,000,000 (the “Additional Commitments”). Certain of the Lenders already party to the Credit Agreement and other Persons acceptable to the Borrower and the Administrative Agent, each of which are designated as the “Increasing Lenders” on Schedule I hereto, have agreed to extend the Additional Commitments under the Credit Agreement.

C. The Borrower has also requested certain other amendments to the Credit Agreement and other agreements of the Lenders.

D. The Administrative Agent and the Lenders have agreed to make such amendments and agreements on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO EFFECT NEW PRICING GRID

1.1 Amendments to Section 1.1(a) Consisting of New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“Consolidated Interest Coverage Ratio” shall mean, on any calculation date, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, the ratio of (a) EBITDA to (b) Consolidated Interest Expense, in each case as determined for the immediately preceding twelve (12) month period.

“Consolidated Interest Expense” shall mean, for any period, the sum (without duplication) of (i) total interest expense of the Borrower and its Consolidated Subsidiaries for such period in respect of Funded Debt (including, without limitation, all such interest expense accrued or capitalized during such period, whether or not actually paid during such period and the interest component under synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products), determined on a consolidated basis in accordance with GAAP, and (ii) all recurring fees in respect of Funded Debt (including the facility fee provided for under Section 2.4) paid, accrued or capitalized by the Borrower and its Subsidiaries during such period.

“Fitch” shall mean Fitch, Inc., or its successor.

“Second Amendment” shall mean the Second Amendment to Amended and Restated Credit Agreement, dated as of December 18, 2006, among the Borrower, the Lenders party thereto, and the Administrative Agent.

“Second Amendment Effective Date” shall mean the date upon which the conditions to the effectiveness of the Second Amendment set forth in Article III thereof are satisfied or waived in accordance with their terms.

1.2 Amendments to Section 1.1(a) Consisting of Restatements of Definitions. The following definitions appearing in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Applicable Rate” (a) at any time from and after June 14, 2005 to (but not including) the Second Amendment Effective Date, shall have the meaning given to such term in the Credit Agreement as in effect immediately prior to giving effect to the Second Amendment, and (b) at any time from and after the Second Amendment Effective Date shall mean the rate per annum, in basis points, set forth under the relevant column heading below based upon the applicable Debt Ratings:

	Debt Ratings
	(S&P/Moody’s/
				Eurodollar Rate/
Pricing Level	Fitch)	Facility Fee	Base Rate	Letters of Credit
1	= A-/A3/A-	7.0	0.0	28.0
2	BBB+/Baa1/BBB+	8.0	0.0	32.0
3	BBB/Baa2/BBB	10.0	0.0	40.0
4	BBB-/Baa3/BBB-	12.5	0.0	50.0
5	= BB+/Ba1/BB+	17.5	0.0	70.0

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Borrower’s senior unsecured non-credit enhanced long-term Funded Debt; provided, that solely for purposes of determining the Applicable Rate, if the Borrower shall (i) maintain a rating of its senior unsecured debt from only two of Moody’s, S&P and Fitch, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case, the level that is one level lower than the higher Debt Rating shall apply. If the Borrower shall maintain a rating of its senior unsecured debt from all three of Moody’s, S&P and Fitch and there is a difference in such ratings, (A) pricing will be based on the higher level when there is a one-notch rating differential between the Debt Ratings, (B) if there is greater than a one-notch rating differential between the Debt Ratings, and if two Debt Ratings are equivalent and third Debt Rating is lower, the higher Debt Rating shall govern, otherwise the applicable level shall be based upon one level below the level corresponding to the highest of the three Debt Ratings. Any change in the Applicable Rate shall become effective on and as of the date of any public announcement of any Debt Rating that indicates a different Applicable Rate. If the rating system of S&P, Moody’s or Fitch shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system, and pending effectiveness of such amendment (which shall require the approval of the Majority Lenders, such approval not to be unreasonably withheld, conditioned or delayed or conditioned upon the payment of a fee to one or more of the Lenders), the Debt Ratings shall be determined by reference to the rating most recently in effect prior to such change.

“Maturity Date” shall mean December 18, 2011, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Permitted Acquisitions” shall mean Acquisitions made by the Borrower or any Domestic T&B Company, subject to compliance with Section 6.13, of assets reasonably related to, or reasonably complementary to, the business of the Borrower and the Domestic T&B Companies as currently conducted, or of Persons that are engaged in such business, provided that (a) the Borrower shall deliver to the Administrative Agent prior to the closing of any proposed Acquisition in which the purchase price is equal to or greater than 10% of the lesser of the book or fair market value of the property and assets of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of the last day of the previous fiscal year of the Borrower, notice thereof, and (b) no Default or Event of Default shall then exist or be caused thereby.

“Permitted Dispositions” shall mean (a) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or Cash Equivalents, (b) physical assets used, consumed or otherwise disposed of in the ordinary course of business, (c) the termination of any derivative agreements in accordance with the terms thereof, (d) the sale, transfer or other disposition by the Borrower of its interests in Leviton, and (e) the sale or other disposition of any other assets of the Borrower Parties (including any Equity Interests in their Subsidiaries), provided that (A) the Borrower shall deliver to the Administrative Agent prior to the closing of any proposed disposition in which the aggregate book value attributable to the assets subject to such disposition is equal to or greater than 10% of the lesser of the book or fair market value of the property and assets of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of the last day of the previous fiscal year of the Borrower, notice thereof, (B) the aggregate book value attributable to the assets subject to such disposition, shall not (1) together with the aggregate book value attributable to all other assets disposed of during the immediately preceding twelve (12) month period, exceed twenty percent (20%) of the aggregate book value of all assets of the Borrower and its Consolidated Subsidiaries as of the last day of the previous fiscal year of the Borrower, or (2) together with the aggregate book value attributable to all other assets disposed of during the term of this Agreement, exceed fifty percent (50%) of the aggregate book value of all assets of the Borrower and its Consolidated Subsidiaries as of the last day of the previous fiscal year of the Borrower, and (C) no Default or Event of Default shall then exist or be caused thereby.

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the aggregate Revolving Loan Commitment of all Lenders, which, as of the Second Amendment Effective Date, are set forth (together with Dollar amounts thereof) on Schedule II hereto; and “Revolving Commitment Ratios” shall mean, collectively, the Revolving Commitment Ratio of each Lender.

“Revolving Loan Commitment” shall mean the several obligations of the lenders to advance to the Borrower on or after the Second Amendment Effective Date an aggregate amount not to exceed, at any time, the sum of (a) $300,000,000, plus (b) the aggregate amount of any Revolving Loan Commitment Increases effected pursuant to Section 2.1(d), in accordance with their respective Revolving Commitment Ratios, pursuant to the terms of this Agreement, and as such amount may be reduced from time to time, pursuant to the terms of this Agreement.

“Senior Notes” shall mean, collectively, the Senior Notes (2008), the Senior Notes (2009) and the Senior Notes (2013).

1.3 Amendments to Section 1.1(a) Consisting of Deletion of Definitions. The following definition appearing in Section 1.1 of the Credit Agreement are hereby deleted in their entirety:

“Consolidated Fixed Charge Coverage Ratio”, “Fixed Charges”, “Rent Expense”, and “Senior Notes (2006)”.

1.4 Amendments to Section 2.1 (Extension of Credit). Section 2.1 of the Credit Agreement is hereby amended by deleting the figure “$200,000,000” on the fifth line thereof and substituting therefor the figure “$300,000,000”.

1.5 Amendments to Section 2.1(d) (Revolving Loan Commitment Increases). Section 2.1(d) of the Credit Agreement is hereby amended by deleting the phrase “in any consecutive twelve (12) month period” on the seventh and eighth lines thereof, and deleting the figure “$100,000,000” on the ninth line thereof and substituting therefor the figure “$150,000,000”, and further adding the following sentence immediately following the sentence ending on the 10th line thereof:

“Revolving Loan Commitment Increases may not exceed $150,000,000 during the term of this Agreement.”

1.6 Amendments to Section 8.3(a) (Restricted Payments). Section 8.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Neither the Borrower nor any Domestic T&B Company shall, directly or indirectly, declare or pay any Dividends upon or otherwise in respect of any of its Equity Interests, or make any cash payment on account of the purchase, redemption, or other acquisition or retirement of any Equity Interests of the Borrower or such Domestic T&B Company, except that (i) the Borrower and any Domestic T&B Company may make Dividends on common stock which accrue (but are not paid in cash) or are paid in kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind, and (ii) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make cash Dividends to, or repurchase shares of common stock from, its shareholders.”

1.7 Amendments to Section 8.3(b) (Restricted Payments). Section 8.3(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Neither the Borrower nor any Domestic T&B Company shall, directly or indirectly, make any payment, prior to the scheduled maturity thereof, on account of any Funded Debt of any Borrower Party, except that, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make purchase, redeem, or otherwise acquire or retire all or any portion of the Senior Notes from the holders thereof.”

1.8 Amendments to Section 8.7 (Financial Covenants). Section 8.7 of the Credit Agreement is hereby deleted in its entirety and amended and restated as follows:

Section 8.7 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.00 to 1.00.

(b) Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the end of any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Quarters Ending:	Ratio:
Agreement Date through March 31, 2008	4.00 to 1.00

June 30, 2008 and thereafter	3.75 to 1.00

1.9 Amendments to Schedule 2. Schedule 2 to the Credit Agreement is hereby amended and restated in its entirety with Schedule II to the Second Amendment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Second Amendment, the Borrower represents and warrants to each member of the Lender Group as follows:

2.1 Authorization; Enforceability. The Borrower has taken all necessary corporate action to execute, deliver and perform this Second Amendment and any other Loan Documents contemplated hereby to which it is a party and has validly executed and delivered each of such Loan Documents. This Second Amendment and each such other Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

2.2 No Violation. The execution, delivery and performance by the Borrower of this Second Amendment and each of the other Loan Documents contemplated hereby, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of the Borrower or under any indenture, agreement, or other instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound (including the Indentures), or (iii) result in or require the creation or imposition of any Lien upon or with the Borrower except Permitted Liens.

2.3 Governmental and Third-Party Authorization. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Second Amendment or any of the other Loan Documents contemplated hereby or the legality, validity or enforceability hereof or thereof.

2.4 Representations and Warranties; No Default. Both immediately before and after giving effect to this Second Amendment, (i) all representations and warranties of the Borrower contained herein, in the Credit Agreement (as amended hereby) and in the other Loan Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and (ii) no Default or Event of Default has occurred and is continuing.

ARTICLE III

CONDITIONS OF EFFECTIVENESS

This Second Amendment shall become effective as of the date (the “Second Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received the following, each dated as of the Second Amendment Effective Date:

(i) an executed counterpart hereof from each of the Borrower and the Lenders and each other Person extending Additional Commitments;

(ii) A duly executed Revolving Loan Note to the order of each Lender requesting a promissory note in the amount of such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment;

(iii) The legal opinions of (A) Milbank, Tweed, Hadley & McCloy, LLP, counsel to the Borrower, and (B) W. David Smith, in-house counsel to the Borrower, in each case addressed to the Lender Group, together with copies of any legal opinions upon which any of the foregoing rely; and

(iv) A loan certificate signed by an Authorized Signatory of the Borrower in substantially the form of Exhibit H to the Credit Agreement.

(b) Since December 31, 2005, both immediately before and after giving effect to the consummation of the Second Amendment and the transactions contemplated hereby, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

(c) The Borrower shall have paid all fees and expenses relating to the Second Amendment and the Credit Agreement which are due and payable on the Second Amendment Effective Date, including (i) the unpaid balance of all fees payable to Wachovia Capital Markets, LLC and the Administrative Agent pursuant to the Engagement Letter dated as of November 20, 2006 between the Borrower, Wachovia Capital Markets, LLC and the Administrative Agent, (ii) all other fees and expenses of Wachovia Capital Markets, LLC, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Second Amendment Effective Date (including reasonable fees and expenses of counsel) in connection with this Second Amendment and the transactions contemplated hereby and (iii) all accrued and unpaid fees and interest, if any, outstanding under the Credit Agreement as of the Second Amendment Effective Date.

(d) The Administrative Agent shall have received such other documents, certificates, opinions, and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

ARTICLE IV

ACKNOWLEDGEMENT AND CONFIRMATION OF THE BORROWER

The Borrower hereby confirms and agrees that, after giving effect to this Amendment, the Credit Agreement and the other Loan Documents remain in full force and effect and enforceable against the Borrower in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Lender Group that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Loan Documents, or if the Borrower has any such claims, counterclaims, offsets, or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Second Amendment. This acknowledgement and confirmation by the Borrower is made and delivered to induce the Administrative Agent and the Lenders to enter into this Second Amendment, and the Borrower acknowledges that the Administrative Agent and the Lenders would not enter into this Second Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE V

INCREASE IN REVOLVING LOAN COMMITMENT

Subject to the terms and conditions set forth in this Amendment, the Revolving Loan Commitment is hereby increased from $200,000,000 to $300,000,000. The Borrower and the Administrative Agent hereby accept the Additional Commitments of the Increasing Lenders. By executing this Amendment, each of the Increasing Lenders agrees that, concurrently with the effectiveness of this Amendment, it shall assume the Additional Commitments in the amount set forth opposite such Increasing Lender’s name on Schedule I. As of the Second Amendment Effective Date, (i) each Lender’s Revolving Credit Commitment and Revolving Commitment Ratio is adjusted as set forth on Schedule II and (ii) each Increasing Lender who was not a Lender under the Credit Agreement prior to the Second Amendment Effective Date shall be a party to the Credit Agreement and, to the extent of its Revolving Credit Commitment, have the rights and obligations of a Lender under the Credit Agreement.

ARTICLE VI

WAIVER

The Borrower has informed the Administrative Agent that it has failed to provide to the Administrative Agent the pro forma Compliance Certificates (i) required under Section 8.3(a) of the Credit Agreement prior to repurchasing shares of its common stock in connection with the share repurchase plans approved by its board of directors on May 3, 2006 and July 27, 2006 and (ii) required under the definition of “Permitted Acquisitions” prior to the consummation of the acquisition of Hi-Tech Fuses Inc. publicly announced on October 25, 2006. The Borrower has requested that the Required Lenders waive such noncompliance with Section 8.3(a) and the definition of “Permitted Acquisitions”, and the Required Lenders have agreed to provide such waiver on the terms and conditions set forth herein. Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Required Lenders hereby agree to waive the Borrower’s noncompliance with Section 8.3(a) and the definition of “Permitted Acquisitions” in the Credit Agreement prior to the Second Amendment Effective Date as described above. The Borrower understands that as of the Second Amendment Effective Date, all of the requirements of Section 8.3(a) of the Credit Agreement and the definition of “Permitted Acquisitions”, in each case as amended by this Second Amendment, shall without any further action by or notice to or from the Administrative Agent or any Lender, be in full force and effect. The waiver set forth herein is limited as specified, and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or waiver of any Default or Event of Default except as expressly set forth herein.

ARTICLE VII

MISCELLANEOUS

7.1 Governing Law. This Second Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

7.2 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Second Amendment. Any reference to the Credit Agreement or any of the other Loan Documents herein or in any such documents shall refer to the Credit Agreement and Loan Documents as amended hereby. This Second Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Second Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

7.3 No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement, which shall remain outstanding after the Second Amendment Effective Date.

7.4 Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Administrative Agent, and (ii) to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Second Amendment and the other Loan Documents delivered in connection herewith.

7.5 Severability. To the extent any provision of this Second Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Second Amendment in any jurisdiction.

7.6 Successors and Assigns. This Second Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

7.7 Construction. The headings of the various sections and subsections of this Second Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

7.8 Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers as of the date first above written.

BORROWER: THOMAS & BETTS CORPORATION,

a Tennessee corporation

By: /s/ Thomas C. Oviatt
Name: Thomas C. Oviatt
Title: Vice President and Treasurer

LENDERS: WACHOVIA BANK, NATIONAL

ASSOCIATION, as Administrative Agent and as a Lender

By: /s/ David K. Hall
Name: David K. Hall
Title: Director

BANK OF AMERICA, N.A., as a Lender

By: /s/ W. Thomas Barnett
Name: W. Thomas Barnett
Title: Senior Vice President

SUNTRUST BANK, as a Lender

By: /s/ Bryan W. Ford
Name: Bryan W. Ford
Title: Director

REGIONS BANK, as a Lender

By: /s/ Joelle Rogin
Name: Joelle Rogin
Title: Vice President

KBC BANK N.V., as a Lender

By: /s/ Jean-Pierre Diels
Name: Jean-Pierre Diels
Title: First Vice President

By: /s/ Robert M. Surdam, Jr
Name: Robert M. Surdam, Jr/
Title: Vice President

LASALLE BANK NATIONAL

ASSOCIATION, as a Lender

By: /s/ W. P. Fischer
Name: W. P. Fischer
Title: Senior Vice President

THE NORTHERN TRUST COMPANY,

as a Lender

By: /s/ Thomas Hasenauer
Name: Thomas Hasenauer
Title: Vice President

CIBC INC., as a Lender

By: /s/ Dominic J. Sorresso
Name: Dominic J. Sorresso
Title: Executive Director

FIFTH THIRD BANK,

as a Lender

By: /s/ John K. Pesce
Name: John K. Pesce
Title: Vice President

THE BANK OF TOKYO – MITSUBISHI

UFJ, LTD. NEW YORK BRANCH

as a Lender

By: /s/ Jesse A. Reid, Jr.
Name: Jesse A. Reid, Jr.
Title: Authorized Signatory

Schedule I

Additional Commitments

Increasing Lender	Additional Commitment Amount
Fifth Third Bank	$17,500,000

The Bank of Tokyo – Mitsubishi UFJ, Ltd.	$17,500,000

Wachovia Bank, National Association	$10,000,000

Bank of America, N.A.	$10,000,000

SunTrust Bank	$10,000,000

Regions Bank	$10,000,000

KBC Bank N.V.	$10,000,000

The Northern Trust Company	$7,500,000

CIBC Inc.	$7,500,000

Total	$100,000,000

Schedule II

Revolving Loan Commitments

	Revolving	Revolving Loan
Lender	Commitment Ratio	Commitment
Wachovia Bank, National Association	16.66667%	$50,000,000

Bank of America, N.A.	16.66667%	$50,000,000

SunTrusk Bank	11.66667%	$35,000,000

Regions Bank	11.66667%	$35,000,000

KBC Bank N.V.	11.66667%	$35,000,000

LaSalle Bank National Association	8.33333%	$25,000,000

The Northern Trust Company	5.83333%	$17,500,000

CIBC, Inc.	5.83333%	$17,500,000

Fifth Third Bank	5.83333%	$17,500,000

The Bank of Tokyo – Mitsubishi UFJ, Ltd.	5.83333%	$17,500,000

Total	100%	$300,000,000